EXHIBIT 21.1

The subsidiaries of the Company are:

Elixir Gaming Technologies (Hong Kong) Limited, a company incorporated in Hong Kong

Entertainment Gaming (Philippines), Inc. (formerly known as Elixir Gaming Technologies/VendingData Philippines, Inc.), a company incorporated in the Republic of the Philippines

Dolphin Products Pty Ltd, a company incorporated in Australia, was sold on March 28, 2013

Dolphin Advanced Technologies, Pty. Ltd. a company incorporated in Australia

Elixir Gaming Technologies (Cambodia) Limited, a company incorporated in Cambodia

Dreamworld (Takeo) Investment Holding Limited, a company incorporated in Cambodia

Dreamworld Leisure (Cambodia) Limited, a company incorporated in Cambodia

Dreamworld Leisure (Kampot) Limited, a company incorporated in Cambodia

Dreamworld Leisure (Pailin) Limited, a company incorporated in Cambodia

Dreamworld Leisure Management Limited, a company incorporated in the British Virgin Islands

Dolphin Products Pty Ltd, a company incorporated in Hong Kong